Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – February 26, 2015

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters, Inc. Announces

Authorization to Repurchase 20 Million Shares

PHILADELPHIA, PA, February 26, 2015 – Urban Outfitters, Inc. (NASDAQ: URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Bhldn, Free People, Terrain and Urban Outfitters brands, today announced that its Board of Directors has authorized the repurchase of 20 million common shares under a share repurchase program. Pursuant to this program, the Company, at its discretion, may repurchase its common shares from time to time, subject to market conditions and at prevailing market prices. The Company may utilize various methods to effect the repurchases, which could include open market repurchases, negotiated block transactions or accelerated share repurchases, some of which may be effected through Rule 10b5-1 plans under the Securities Exchange Act of 1934, as amended. This program is in addition to the Company’s right to repurchase 2.3 million shares remaining as of February 26, 2015 under its previous share repurchase program authorized by the Board of Directors on May 27, 2014.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 238 Urban Outfitters stores in the United States, Canada and Europe, catalogs and websites; 204 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 102 Free People stores in the United States and Canada, catalogs and websites; Free People wholesale, which sells its product to approximately 1,600 specialty stores and select department stores worldwide; and 2 Terrain garden centers and a website, as of January 31, 2015.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, continuation of lowered levels of consumer spending resulting from a worldwide political and economic crisis, any effects of terrorist acts or war, natural disasters or severe weather conditions, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, failure of our manufacturers to comply with our social compliance program, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.